Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 18th day of June, 2011, by and between, XL Group plc, an Irish corporation (the “Company”), X.L. Global Services, Inc., a Delaware corporation (“XLGS”), and Peter R. Porrino (the “Executive”).

WHEREAS, the Company, XLGS and the Executive each desire that the Executive become employed by the Company and XLGS and that the terms and conditions of such employment be memorialized by a written agreement to be effective for two years following the Executive’s date of hire;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, XLGS and the Executive (the “Parties”) agree as follows:

1.                  EMPLOYMENT.

The Company and XLGS hereby employ the Executive, and the Executive hereby accepts employment with the Company and XLGS, for the term of this Agreement as set forth in Section 2, below, in the position and with duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated. The Executive’s employment will be subject to the terms and conditions set forth in the Company’s Employee Handbook, its Code of Ethics and the Code Supplements, its Clawback Policy, as well as other applicable Company policies and procedures that may be in effect from time to time, all of which can be amended at any time in the sole discretion of the Company.

2.                  TERM OF EMPLOYMENT.

Subject to Section 3(c) below and the successful completion of background checks of the Executive, including education, criminal, employment and credit checks, the stated term of employment under this Agreement shall commence on or about August 25, 2011 (the “Employment Date”) and shall continue through the close of business on the third anniversary of the Employment Date, subject to earlier termination as provided in Section 8, below. If the Executive’s employment by the Company and XLGS continues following the expiration of the term of this Agreement, the Executive’s employment with the Company and XLGS shall be “at will,” such that Company and XLGS may terminate the Executive’s employment at any time, with or without reason, and the Executive may resign at any time, with or without reason.

3.                  POSITIONS, DUTIES AND RESPONSIBILITIES.

(a)                GENERAL. The Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company and Executive Vice President of XLGS. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office, position and titles of such an officer of an insurance, reinsurance and financial services company, or holding company, whose shares are publicly traded in the United

States. In carrying out his duties and responsibilities, the Executive shall report to the Chief Executive Officer of the Company. During the term of this Agreement, the Executive shall devote his full business time to the business and affairs of the Company, and shall use his best efforts, skills and abilities to promote the Company’s interests.

(b)               PERFORMANCE OF SERVICES. The Executive’s services under this Agreement, which are global in nature, shall be performed at the location or locations reasonably requested by the Company within 35 miles of Stamford, Connecticut. The Executive acknowledges that the Company may require the Executive to travel to the extent such travel is reasonably necessary to perform the services hereunder and that such travel may be extensive.

(c)                WORK PERMITS. The employment of the Executive by the Company and XLGS shall be contingent upon the issuance to the Executive of a suitable (for the purposes of the Executive’s contemplated employment by the Company) nonresident work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. Both the Company and the Executive shall use their respective best efforts to obtain, maintain and renew said permit(s) so as to allow the Executive to be employed under the terms hereof. The Company shall be responsible for permit fees. If at any time said permit(s), having been obtained, expire and are not renewed or cease to be valid and such renewal or validation is necessary in order for the Executive to be employed by the Company as contemplated by this Agreement, employment under this Agreement by the Company and XLGS shall terminate immediately upon the expiration of said permit(s) or upon said permit(s) ceasing to be valid unless the Executive can discharge his duties and responsibilities effectively from another location not requiring said permit(s) that is reasonably acceptable to the Executive and non-prejudicial to the interests of the Company. In the event of any such termination prior to the third anniversary of the Employment Date resulting from non-renewal of such permit(s) or invalidation thereof that is not a result of any action or omission of the Executive that would reasonably cause such permits not to be renewed or validated, such termination of employment will be treated as a termination by the Company without Cause under Section 8(a) or Section 8(b) below, as applicable. Otherwise, such termination of employment shall be treated as subject to Section 8(c) below.

4.                  BASE SALARY.

The Executive shall be paid an annual base salary by XLGS equal to US$600,000, payable in accordance with XLGS’s regular payroll practices. Commencing in April of 2012, such base salary shall be subject to annual review in accordance with the Company’s practices for executives as in effect from time to time and may be increased at the discretion of the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”), but shall not be decreased during the term of this Agreement. The annual base salary in effect from time to time is referred to herein as the “Base Salary.”

5.                  ANNUAL BONUS. In addition to the Base Salary provided for in Section 4, above, the Executive shall be eligible for a discretionary annual bonus under the Company’s Annual Incentive Compensation Plan as in effect from time to time, with an annual target bonus equal to 150% of Base Salary. The Executive may be awarded such discretionary annual bonuses thereunder as may be approved by the MDCC based on corporate, individual and business unit performance measures, as appropriate, established or approved from time to time, by the MDCC, in its discretion. Notwithstanding the foregoing, the Executive’s minimum annual bonus for calendar year 2011 will be equal to his annual target bonus for the year multiplied by a fraction, the numerator of which is the number of days in calendar year 2011 during which he is employed by the Company and XLGS and the denominator of which is 365. The Executive’s annual bonus for calendar year 2012 will be equal to fifty percent (50%) of the Executive’s annual target bonus for calendar year 2012 plus an amount equal to fifty percent (50%) of the Executive’s bonus as calculated for calendar year 2012 under the Company’s Annual Incentive Compensation Plan. Any annual bonus shall be paid in cash in a lump sum after the end of the calendar year for which the annual bonus is paid and no later than March 15 following such calendar year. Except as otherwise set forth in Section 8(a)(B) below, any annual bonus shall be paid to the Executive only if the Executive is actively employed on the payment date.

6.                  EMPLOYEE BENEFIT PROGRAMS.

(a)                GENERAL. During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all employee benefit programs of the Company and XLGS as are in effect from time to time and in which similarly situated senior executives of the Company and XLGS are eligible to participate.

(b)               SIGN-ON RSU GRANT. The Company will grant to the Executive, pursuant to the Company’s 1991 Performance Incentive Program (the “Program”), a number of restricted stock units determined by dividing $1.5 million by the closing price per share of Company ordinary shares on the date of grant and rounding up to the nearest whole share. The date of grant will be the first business day of the first open trading window under the Company’s Securities Trading Policy following the Employment Date. The restricted stock units will vest as follows: (i) Fifty percent (50%) of the restricted stock units will vest on the third anniversary of the Employment Date, and (ii) the remaining fifty percent (50%) of the restricted stock units will vest in equal annual installments over three years with the first installment vesting on the first anniversary of the Employment Date and the following two installments vesting on the following two anniversaries of the Employment Date. The restricted stock units will vest only if the Executive’s employment continues through the applicable vesting date; provided, however, that, in the event the Executive’s employment is terminated by the Company for any reason other than Cause (as defined below), any restricted stock units referred to in clause (ii) of this Section 6(b) which are not vested as of the date of termination will vest on the date of such termination of employment. The restricted stock units will also be subject to the other terms of the Program and the applicable award agreement.

(c)                OTHER LONG TERM INCENTIVES. Beginning in calendar year 2012, the Executive will be eligible to participate in the long-term incentive plans and programs of the Company then in effect at a level comparable to that of other similarly situated executives, subject to the Executive being employed on the date such long-term incentives are awarded and as otherwise determined by the MDCC. The Company currently intends to grant to the Executive long-term incentive awards for such periods that will have an aggregate value, as determined by the MDCC, of approximately $1.9 million as of the date of grant. Such awards will be subject to the terms and conditions of the applicable plan and award agreements.

7.                  BUSINESS EXPENSE REIMBURSEMENT AND FRINGE BENEFITS. During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s travel and entertainment expense reimbursement programs and its executive fringe benefit plans and arrangements, all in accordance with the terms and conditions of such programs, plans and arrangements as in effect from time to time as applied to the Company’s similarly situated executives.

8.                  TERMINATION OF EMPLOYMENT.

(a)                TERMINATION WITHOUT CAUSE. Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be terminated by the Company without Cause. Except as otherwise set forth in Section 8(b) below, in the event the Executive’s employment is terminated by the Company prior to the third anniversary of the Employment Date without Cause, the Executive shall be entitled to:

(A)              unpaid Base Salary through the date on which termination without Cause occurs, to be paid in accordance with XLGS’s regular payroll practices, and any unpaid annual bonus earned with respect to the calendar year ending prior to the date of such termination but unpaid as of such date, to be paid at the time set forth in Section 5 above;

(B)              provided the Executive executes, on or before the date that is fifty (50) days following the date of his termination of employment, a general release of claims against the Company and its Affiliates (as defined below) in form and substance satisfactory to the Company and does not revoke such release prior to the end of the seven day statutory revocation period, a cash lump sum payment made, subject to Section 26 below, sixty (60) days after termination of employment equal to (x) the Executive’s annual Base Salary, and (y) the Executive’s targeted annual bonus for the year of such termination multiplied by a fraction, the numerator of which is the number of days in the calendar year of termination prior to the termination date, and the denominator of which is 365; and

(C)              the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, (including equity-based compensation awards), and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7 above, determined (except as otherwise provided in Section 6(b) above) in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs.

If, in situations where Section 8(b) does not apply, at any time during the term of the Executive’s employment under this Agreement and without the Executive’s written consent, (i) duties are assigned to the Executive that are materially inconsistent with his position as described in Section 3 above, (ii) the Company violates Section 3(b) of this Agreement, (iii) the Executive’s reporting relationship is changed such that he does not directly report to the Chief Executive Officer of the Company, or (iv) the Company materially breaches any provision of Sections 4 through 7 of this Agreement (whether such breach is a result of change in Company policies or otherwise), and the Company fails to rescind such assignment, fails to cure the violation of

Section 3(b), fails to restore the reporting relationship or fails to cure such a material breach, in any such case within 30 calendar days following written notice of same by the Executive (which written notice must be given within 30 calendar days after the Executive learns of such assignment of duties, violation of Section 3(b), change of reporting relationship or material breach, as the case may be), the Executive shall have the right to terminate his employment within 30 calendar days of the Company’s failure to rescind such assignment, failure to cure the violation of Section 3(b), failure to restore the reporting relationship or failure to cure such a material breach, as the case may be, and such termination shall be deemed a termination by the Company without Cause under this Section 8(a).

(b)               TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AFTER CHANGE IN CONTROL. In the event the Executive’s employment is terminated prior to the third anniversary of the Employment Date and following a Change in Control (as defined in Exhibit A hereto) (x) by the Company without Cause or (y) by the Executive for “Good Reason” (as defined in Exhibit B hereto), the Executive shall not be entitled to the payments and benefits provided for in Section 8(a) above, but he shall be entitled to the following:

(A)              unpaid Base Salary through the date on which termination occurs, to be paid in accordance with XLGS’s regular payroll practices;

(B)              a cash lump sum payment made, subject to Section 26 below, sixty (60) days after termination of employment equal to (x) two times the Executive’s annual Base Salary, and (y) two times the Executive’s targeted annual bonus for the year of such termination; and

(C)              the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, (including equity-based compensation awards), and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7 above, determined (except as otherwise provided in Section 6(b) above) in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs.

(c)                OTHER TERMINATION. The Executive may terminate his employment prior to the expiration of the term of this Agreement upon at least three months’ prior written notice to the Company; provided, however, (i) that any termination by the Executive for Good Reason in accordance with Section 8(b) above shall be effected in accordance with the notice and cure provisions set forth in Exhibit B hereto and any termination by the Executive pursuant to the last sentence of Section 8(a) above shall be effected in accordance with the notice and cure provisions set forth therein, and (ii) the Executive may take time away from work to care for his spouse during such three month notice period whether or not the Executive is entitled to Family and Medical Leave Act leave at that time. In the event the Executive’s employment under this Agreement is terminated due to his disability (as determined under the Company’s long-term disability plan), due to his death, by the Company for Cause (such termination for Cause to be effective upon the Company giving the Executive written notice of termination in accordance with this Agreement), or by the Executive (other than for Good Reason in accordance with

Section 8(b) above and other than as set forth in the last sentence of Section 8(a) above), the Executive shall be entitled only to:

(A)              unpaid Base Salary through the date on which termination occurs, to be paid in accordance with XLGS’s regular payroll practices; and

(B)              the vested accrued benefits, if any, and death or disability benefits under employee benefit programs of the Company, as provided in Section 6, above, (including equity-based compensation awards), and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7 above, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs.

For purposes of this Agreement, “Cause” shall mean: (A) conviction of the Executive of a felony involving moral turpitude, dishonesty or laws to which the Company or its Affiliates are subject in connection with the conduct of its or their business;  (B) the Executive, in carrying out his duties for the Company under this Agreement, has been guilty of (1) willful misconduct or (2) refusal by the Executive to perform the duties assigned to the Executive pursuant to the terms hereof and the continuance of such refusal after receipt of written notice; or (C) the Executive’s refusal to obey any lawful policy or requirement duly adopted by the Board of Directors of the Company and the continuance of such refusal after receipt of written notice.

9.                  RESIGNATION AS AN OFFICER AND DIRECTOR. Upon any termination of the Executive’s employment, the Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company, XLGS and any of their Affiliates, a member of the board of directors of XLGS and any of the Company’s Affiliates and as a fiduciary of any Company, XLGS or Affiliate benefit plan. On or immediately following the date of any termination of the Executive’s employment, the Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of the Executive’s resignation(s).

10.              EXCISE TAX CUTBACK.

(a)                Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments under Section 8(a)(B) or 8(b)(B), as applicable, of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b)               All determinations required to be made under this Section 10, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 9 shall be final and binding upon the Company and the Executive.

11.              NO MITIGATION; NO OFFSET.

In the event of any termination of employment under Section 8, above, the Executive shall be under no obligation to mitigate damages or seek other employment, and, except as expressly set forth herein, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

12.              EXECUTIVE REPRESENTATIONS.

The Executive hereby represents and warrants to the Company and XLGS that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Company, the Executive is not a party to or bound by any employment agreement, noncompetition agreement, confidentiality agreement or similar agreement with any other person, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive represents and warrants that he will not use the confidential or proprietary information of any other person in violation of any agreement or rights of others known to him.

13.              EXECUTIVE COVENANTS.

The Executive agrees that the products of the Company and its Affiliates shall constitute their exclusive property. For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment (whether or not pursuant to the terms of this Agreement) or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-how”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

Since the Executive is likely to obtain, in the course of the Executive’s employment with the Company and its Affiliates, knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, the Executive hereby undertakes that:

                                                   (i)               the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any senior officer or employee of the Company or its Affiliates in the Company’s global finance, financial and regulatory reporting, investor relations or related functions (or any such individual who was within the prior twelve months an officer or employee of the Company or its Affiliates and was employed in those areas/functions), or encourage, entice, solicit or endeavor to encourage, entice or solicit any such individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates;

                                                  (ii)               the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any insured or reinsured party) who, during the prior twenty-four months or the twenty-four months immediately preceding his termination of employment, shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who, during the prior twenty-four months or the twenty-four months immediately preceding his termination of employment, shall have supplied services to any such person, nor will the Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and

                                                (iii)               the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), without the written consent of the Company through the Chief Executive Officer after receipt of specific notice from the Executive of the potential competitive situation, engage in any activities in Bermuda, the United States, the Republic of Ireland or greater London if such activities are primarily competitive with the reinsurance property, casualty, specialty insurance and/or reinsurance businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.

The provisions of the immediately preceding sentence shall continue in effect as long as the Executive is employed by the Company or its Affiliates and until the first anniversary of such termination of employment; provided that if such employment is terminated by the Company or the Executive in accordance with Section 8(b), the provisions of clauses (ii) and (iii) shall automatically terminate upon such termination of employment, unless the Company elects, in writing, upon such termination to continue the provisions of clauses (ii) and (iii) above in effect through the six-month anniversary of such termination of employment in which case the Company shall be obligated to pay the Executive, in addition to any of the Executive’s rights under Section 8(b), a lump sum payment equal to the sum of (x) six months of his Base Salary, and (y) one half of the Executive’s target annual bonus for the year of termination, and such lump sum payment shall, subject to Section 26 below, be made 60 days following his “separation from service” (within the meaning Treas. Reg. Section 1.409A-1(h)) with the Company.

For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of the Executive.

While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen, and accordingly it is hereby declared and agreed that if any of such restrictions, or the geographic or other scope thereof, shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope, then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

Nothing contained in this Section 13 shall limit in any manner any additional obligations to which the Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation.

14.              CONFIDENTIAL INFORMATION.

The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity (other than the Company and its Affiliates) or disclose to any person, other than an employee of the Company or its Affiliates or other person to whom disclosure is made in the course of the performance by the Executive of his duties in the employ of the Company or XLGS, any confidential, proprietary, secret, or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by the Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 14 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the MDCC as evidenced by the signature of the Company’s General Counsel.

15.              WITHHOLDING.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company or XLGS hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company or XLGS may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company or XLGS may, in their sole discretion, accept other provision for payment of taxes as required by law, provided they are satisfied that all requirements of law affecting their responsibilities to withhold such taxes have been satisfied.

16.              ENTIRE AGREEMENT.

This Agreement, together with the Exhibits, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior offer letters, agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company or XLGS and the Executive with respect thereto.

17.              ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company or XLGS under this Agreement may be assigned or transferred by the Company or XLGS, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company or XLGS, as the case may be, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company or XLGS, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company or XLGS and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company or XLGS, as the case may be, as contained in this Agreement, either contractually or as a matter of law.

18.              INDEMNIFICATION.

The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law, its charter documents and the Deed Poll executed by XL Group Ltd on July 1, 2010 against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates (including, without limitation, XLGS) or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors’ and officers’ liability policy with coverage for all directors and officers of the Company. Such directors’ and officers’ liability insurance shall be maintained in effect for a period of six years following termination of the Executive’s employment for any reason other than termination by the Company for Cause or by the Executive (other than for Good Reason in accordance with Section 8(b) hereof or as set forth in the last sentence of Section 8(a) above).

19.              SETTLEMENT OF DISPUTES.

(a)                Any dispute between the Parties arising from or relating to the terms of this Agreement or the Executive’s employment with the Company or its Affiliates shall, except as provided in Section 19(b), be resolved by binding arbitration held in New York City in accordance with the employment dispute rules of the American Arbitration Association.

(b)               The Executive acknowledges that the Company and its Affiliates may suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches his obligations under Section 13 or 14 hereof. Accordingly, the Executive agrees that the Company and its Affiliates may be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Section 13 or 14 in any Federal or state court sitting in the City and State of New York or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which the Executive maintains his residence or his principal place of business. The Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of the Executive known to the Company or its Affiliates, or in any other manner authorized by law. The Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by Executive of his obligations under Section 13 or 14 he will forfeit any and all bonus and rights to any payments (other than earned base salary) to which he might otherwise then be entitled by virtue hereof and such payments may be suspended so long as any good faith dispute with respect thereto is continuing; provided, however, that payments, benefits and other rights and privileges of the Executive under this Agreement following termination of the Executive’s employment after a Change in Control shall not be forfeited, suspended, offset, diminished or otherwise altered in any way on account of any breach or prospective breach of Section 13, Section 14 or any other provision of this Agreement alleged by the Company.

(c)                Each Party shall bear its own costs incurred in connection with any proceeding under Sections 19(a) or 19(b) hereof, including all legal fees and expenses, except that attorney fees in connection with any statutory claim shall be governed by such statute.

20.              AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company and XLGS. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except as set forth in Exhibit B, any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company, as the case may be.

21.              NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, in any case addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

If to the Company:

XL Group plc
No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland
Att’n: General Counsel
fax: 441-294-7307

If to XLGS:

XL Global Services Inc.
Seaview House, 70 Seaview Ave., Stamford CT 06902
Att’n: Associate General Counsel - Global Employment Law Matters
fax: 203-964-5309

If to the Executive:

To the last address, fax number or email address delivered to the Company by the Executive in the manner set forth herein.

22.              SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

23.              SURVIVORSHIP.

The respective rights and obligations of the Parties under Sections 6(b), 8-11 and Sections 13-28 shall survive any termination of this Agreement.

24.              REFERENCE.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

25.              GOVERNING LAW.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

26.              SECTION 409A.

(a)                It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 26 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

(b)               Without prejudice to the characterization of any other amounts payable under this Agreement, the parties hereto specifically intend that any amounts payable under Section 8(a)(A) and (B), Section 8(b)(A) and (B) and Section 13 will not be considered deferred compensation for purposes of Section 409A due to Treas. Reg. Section 1.409A-1(b)(4) or another applicable exception, provided such amounts are paid in accordance with such terms. However, notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of

Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

27.              HEADINGS.

The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.              COUNTERPARTS.

This Agreement may be executed and delivered (including by facsimile or pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

/s/ Peter R. Porrino
Executive

XL GROUP PLC

/s/ Kirstin R. Gould
By:	Kirstin R. Gould, Executive Vice President & General Counsel

XL GLOBAL SERVICES INC.

/s/ Daniel J. Losito
By:	Daniel J. Losito, Senior Vice President

EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” shall be deemed to have occurred:

(i)           any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group, as defined in Sections 13(d) or 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which the Executive is a member or which has been organized by the Executive), becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 30% or more of either (I) the outstanding Ordinary Shares of the Company, (II) the outstanding securities of the Company having a right to vote in the election of directors, or (III) the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors; or

(ii)           if there shall be elected or appointed to the Board of Directors of the Company (the “Board”) any director or directors whose appointment or election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who were either directors on the date of execution of this Agreement or whose election or appointment or nomination for election was previously so approved; or

(iii)           upon consummation of a reorganization, scheme of arrangement, merger, consolidation, combination, amalgamation, corporate restructuring, liquidation, winding up, exchange of securities, or similar transaction (each, an “Event”), in each case, in respect of which the beneficial owners of the outstanding Company Ordinary Shares immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of each of the outstanding equity share capital, and the combined voting power of the then outstanding voting securities entitled to vote in the election of the directors, of the Company and any resulting entity, in substantially the same proportions as their ownership, immediately prior to such Event, of the Ordinary Shares and voting power of the Company; or

(iv)           if there occurs an Event involving the Company as a result of which 25% of more of the members of the Board of the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement, the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event; or

(v)           if the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.

EXHIBIT B

GOOD REASON

For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with the prior express written consent of the Executive:

(i)           a material diminution in the Executive’s Base Salary;

(ii)          a material diminution in the Executive’s authority, duties or responsibilities;

(ii)          a material diminution in the authorities, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iii)          a material diminution in the budget over which the Executive retains authority;

(iv)          notwithstanding the provisions of Section 3(b) of this Agreement, requiring the Executive to be based at any office or location that is greater than 35 miles from the office or location at which the Executive was principally located immediately prior to the Change in Control; or

(iii)          any other action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and the Company shall have thirty (30) days from such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission. Any termination hereunder shall occur no later than one hundred twenty (120) days after the Good Reason event occurs.